Exhibit 99.1

Innovex CFO, Tom Paulson, Resigns to Accept Position as Tennant CFO

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--March 2, 2006--Innovex (Nasdaq:INVX) today announced the resignation of Tom Paulson, Innovex's CFO, effective March 24, 2006. Mr. Paulson, who has been Innovex's CFO since February 2001, will accept a position as CFO of Tennant Company (NYSE:TNC). Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors.
    "We greatly appreciate all of Tom's contributions over the past five years and we will miss his presence and input," stated William P. Murnane, Innovex's President and Chief Executive Officer. "We appreciate the opportunity he has to further his career and wish him great success as he pursues this new opportunity."
    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.
    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

    CONTACT: Innovex, Inc., Maple Plain
             Tom Paulson, 763-479-5300
             or
             Douglas W.  Keller, 763-479-5300